EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of International Flavors & Fragrances Inc., which is incorporated by reference in International Flavors & Fragrances Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 27, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 29, 2004